Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Alex Martin and Morgan R. Brown, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name and place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statements Nos. 333-155129, 333-140041, 333-139662, 333-133258 and 333-63580, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature		Title

By:	/s/ J. Alex Martin	President, Chief Executive Officer and Director
Name: J. Alex Martin		(Principal Executive Officer)
Date: February 4, 2010

By:	/s/ Morgan R. Brown	Chief Financial Officer
Name: Morgan R. Brown		(Principal Financial Officer and Principal
Date: February 4, 2010		Accounting Officer)

By:	/s/ Michael S. Estes	Chairman of the Board of Directors
Name: Michael S. Estes
Date: February 4, 2010

By:	/s/ Jeani Delagardelle	Director
Name: Jeani Delagardelle
Date: February 4, 2010

By:	/s/ William C. Garriock	Director
Name: William C. Garriock
Date: February 4, 2010

By:	/s/ Anders D. Hove	Director
Name: Anders D. Hove
Date: February 4, 2010

By:	/s/ Austin W. Marxe	Director
Name: Austin W. Marxe
Date: February 4, 2010